QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on December 19, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MAGNETEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	95-3917584
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10900 Wilshire Boulevard, Suite 850
Los Angeles, California 90024-6501
(310) 208-1980
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

MAGNETEK, INC. EMPLOYEE STOCK PURCHASE PLAN
and
1999 STOCK INCENTIVE PLAN OF MAGNETEK, INC.
(Full title of the plan)

Tina D. McKnight, Esq.
Vice President, General Counsel and Secretary
MAGNETEK, INC.
10900 Wilshire Boulevard, Suite 850
Los Angeles, California 90024-6501
(310) 208-1980
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock	2,200,000(3)(4)	$8.775 per share	$19,305, 000	$4,614

(1)
Magnetek, Inc. has previously registered 2,000,000 shares of its Common Stock on Form S-8 (Registration Statement No. 333-90645) in connection with the 1999 Stock Incentive Plan of Magnetek, Inc. (the "1999 Plan"). Of the 2,200,000 shares of Common Stock being registered hereunder, up to (a) 200,000 of the shares are reserved for issuance pursuant to the Magnetek, Inc. Employee Stock Purchase Plan and (b) 2,000,000 of the shares are reserved for issuance pursuant to the 1999 Plan.

(2)
Calculated pursuant to Rule 457(h)(1) and Rule 457(c) based on the average of the high and low prices of the Common Stock of the Company on the New York Stock Exchange on December 13, 2001.

(3)
Pursuant to Rule 416(a), this Registration Statement also registers such number of additional securities that may be offered pursuant to the terms of the Magnetek, Inc. Employee Stock Purchase Plan which provides for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(4)
Includes 2,200,000 Preferred Stock Purchase Rights, one of which attaches to each share of Common Stock issued during the term of, and pursuant to, the Rights Agreement dated as of March 4, 1997 by and between Magnetek, Inc. and the Bank of New York, as Rights Agent.

Pursuant to Rule 429, the Prospectus contained herein also relates to shares of Magnetek, Inc.'s Common Stock previously registered on Form S-8 (Registration Statement No. 333-90645).

EXPLANATORY NOTE

    Magnetek, Inc. ("Magnetek" or the "Company") has previously registered 2,000,000 shares of its Common Stock on Form S-8 (Registration Statement No. 333-90645) in connection with the 1999 Stock Incentive Plan of Magnetek, Inc. (the "1999 Plan"). This Registration Statement is being filed by Magnetek in order to register (a) 200,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), including 200,000 Preferred Stock Purchase Rights, one of which attaches to each share of Common Stock issued during the term of, and pursuant to, the Rights Agreement dated as of March 4, 1997 by and between Magnetek, Inc. and the Bank of New York, as Rights Agent ("Preferred Stock Purchase Rights"), which have been reserved for issuance under the Magnetek, Inc. Employee Stock Purchase Plan (the "ESPP" and, together with the 1999 Plan, the "Plans") and (b) 2,000,000 shares of Common Stock, including 2,000,000 Preferred Stock Purchase Rights, which have been reserved for issuance under the 1999 Plan. Any additional shares of Common Stock that may become available for purchase in accordance with the provisions of the Plans in the event of certain changes in the outstanding shares of Common Stock of Magnetek, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations, are also being registered.

    The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the 1999 Plan by the participating executive officers who may be considered affiliates of Magnetek, as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

MAGNETEK, INC.

Common Stock
($.01 par value)
2,000,000 Shares

    This Prospectus relates to 2,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Magnetek, Inc. ("Magnetek" or the "Company"), including 2,000,000 Preferred Stock Purchase Rights, one of which attaches to each share of Common Stock issued during the term of, and pursuant to, the Rights Agreement dated as of March 4, 1997 by and between Magnetek, Inc. and the Bank of New York, as Rights Agent, which have previously been issued or may in the future be issued pursuant to awards granted to date under the 1999 Stock Incentive Plan of Magnetek, Inc. (the "Plan") to, and which may be offered for resale from time to time by, certain executive officers of the Company named in Annex I hereto (the "Selling Stockholders").

    The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (hereinafter, the "Securities"). The Company will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

    The Common Stock is listed on the New York Stock Exchange (Symbol: MAG).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

The date of this Prospectus is December 18, 2001.

WHERE YOU CAN FIND MORE INFORMATION

    The Company has filed a Registration Statement on Form S-8 relating to the Plan (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

    The Company files annual, quarterly and special reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any reports, statements or other information the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company's filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov). The Company's Common Stock is listed on the New York Stock Exchange, and the reports, proxy and information statements and other information filed by the Company with the New York Stock Exchange can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATED DOCUMENTS

    The SEC allows the Company to "incorporate by reference" information into this Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

    The following documents heretofore filed by the Company with the SEC are incorporated herein by reference and made a part of this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

    (2) The Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001; and

    (3) The description of the Common Stock contained in the Company's Registration Statements on Form 8-A filed April 21, 1989 and March 14, 1997, together with any amendment or report filed with the SEC for the purpose of updating such description.

    In addition, all reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be

2

deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Magnetek, Inc., Attention: General Counsel, 10900 Wilshire Boulevard, Suite 850, Los Angeles, CA 90024-6501, telephone number (310) 208-1980.

THE COMPANY

    Magnetek, which was organized in 1984, manufactures and markets a diverse group of electrical equipment products. The Company's principal executive offices are located at 10900 Wilshire Boulevard, Suite 850, Los Angeles, CA 90024-6501, and its telephone number is (310) 208-1980. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (which is incorporated herein by reference).

SELLING STOCKHOLDERS

    The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering (assuming that all options to acquire shares are exercisable within 60 days, although options actually vest over two years), (c) the number of Securities which may be offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

PLAN OF DISTRIBUTION

    Sales of the Securities offered hereby may be made on the New York Stock Exchange or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by such stockholder.

    The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Stockholders also may, from time to

3

time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

    There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

    The validity of the Common Stock has been passed upon for the Company by Tina D. McKnight, its Vice President, General Counsel and Secretary. Ms. McKnight owns 282 shares of Common Stock and options to purchase 30,000 shares of Common Stock, excluding shares of Common Stock, if any, held by the Magnetek FlexCare Plus Retirement Savings Plan or the Magnetek Deferral Investment Plan.

4

ANNEX I

				Shares to be Beneficially Owned upon Completion of Offering(1)(3)
		Shares of Common Stock Beneficially Owned as of September 1, 2001(1)
Selling Stockholder	Relationship to Company During Last Three Years		Shares Offered Hereby(2)
				Number	Percent
Andrew G. Galef	Chairman 7/84, President and Chief Executive Officer since 5/99	1,748,108	0	1,748,108	7.4%
Antonio Canova	Executive Vice President since 10/93	382,674	0	382,674	1.7
Alexander Levran, Ph.D.	Senior Vice President, Technology since 1/95	405,536	0	405,536	1.8
Richard L. Pratt	Executive Vice President since 11/00; President and General Manager, Drives & Systems from 5/00 to 11/00; Vice President, Sales and Marketing from 7/99 to 5/00	264,516	0	264,516	1.2
David P. Reiland	Senior Vice President since 7/96 and Chief Financial Officer since 7/88	533,342	0	533,342	2.3
John P. Colling, Jr.	Vice President and Treasurer since 7/80	226,285	0	226,285	1.0
Thomas R. Kmak	Vice President and Controller since 10/93	184,297	0	184,297	*
Tina D. McKnight	Vice President, General Counsel and Secretary since 9/00	30,282	0	30,282	*

*
Less than one percent.

(1)
Assumes that all options to acquire shares are exercisable within 60 days, although unvested options actually vest over two years. Includes, for certain Selling Stockholders, (a) shares held by limited partnerships, trusts or spouses, as to which such Selling Stockholders disclaim beneficial ownership, and (b) shares held in the MagneTek FlexCare Plus Retirement Savings Plan (a 401(k) plan) as of June 30, 2001. Percentage ownership has been calculated based on the outstanding share information available in the Company's latest publicly available filing.

(2)
Assumes that all options to acquire shares are exercisable immediately.

(3)
Assumes that all outstanding options owned by such individual are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

Annex I – Page 1

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

    Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

    Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents heretofore filed by Magnetek, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") are by this reference incorporated in and made a part of this Registration Statement:

    (1) The Company's latest annual report or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

    (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Company's latest annual report or prospectus referred to in (1) above; and

    (3) The description of the Common Stock contained in the Company's Registration Statements on Form 8-A filed April 21, 1989 and March 14, 1997, together with any amendment or report filed with the SEC for the purpose of updating such description.

    In addition, all reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    The validity of the Common Stock has been passed upon for the Company by Tina D. McKnight, its Vice President, General Counsel and Secretary. Ms. McKnight owns 282 shares of Common Stock and options to purchase 30,000 shares of Common Stock, excluding shares of Common Stock, if any, held by the Magnetek FlexCare Plus Retirement Savings Plan or the Magnetek Deferral Investment Plan.

II–1

Item 6.  Indemnification of Directors and Officers.

    As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including grossly negligent business judgments made in good faith, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation Law and Article III, Section 13 of the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Company's Bylaws (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1995), which is incorporated by reference herein).

    In general, any officer, director, employee or agent may be indemnified against expenses including attorneys' fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in a manner he believed to be in the Company's best interest and not unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith, in a manner he believed to have been in the Company's best interest and must have been adjudged liable for negligence or misconduct.

    Indemnification shall be granted by the Company if the Board of Directors or the stockholders of the Company determine in good faith, or independent legal counsel for the Company opines in writing, that the standards for indemnification have been met. A successful defense is deemed conclusive evidence of a person's right to be indemnified against expenses.

    The Company may advance funds to pay the expenses of any person involved in such action provided that the Company receives an undertaking that the person will repay the advanced funds if it is ultimately determined that he is not entitled to indemnification.

    Indemnification may also be granted pursuant to provisions of Bylaws that may be adopted in the future, pursuant to the terms of agreements that may be entered into in the future or pursuant to a vote of stockholders or disinterested directors. The statutory provisions cited above and the referenced portion of the Bylaws also grant the power to the Company to purchase and maintain insurance which protects its officers, directors, employees and agents against any liabilities incurred in connection with their services in such a position. Such an insurance policy has been obtained by the Company.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

    The Exhibit Index appears on page II-6.

II–2

Item 9.  Undertakings.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, as of the 18th day of December, 2001.

MAGNETEK, INC.
By:	/s/ ANDREW G. GALEF Andrew G. Galef Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Andrew G. Galef and Tina D. McKnight as his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated below.

Signature	Title	Date

/s/ ANDREW G. GALEF Andrew G. Galef	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 18, 2001
/s/ THOMAS G. BOREN Thomas G. Boren	Director	December 18, 2001
/s/ DEWAIN K. CROSS Dewain K. Cross	Director	December 18, 2001
/s/ PAUL J. KOFMEHL Paul J. Kofmehl	Director	December 18, 2001

II–4

/s/ FREDERICK D. LAWRENCE Frederick D. Lawrence	Director	December 18, 2001
/s/ MITCHELL I. QUAIN Mitchell I. Quain	Director	December 18, 2001
/s/ ROBERT E. WYCOFF Robert E. Wycoff	Director	December 18, 2001
/s/ DAVID P. REILAND David P. Reiland	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 18, 2001
/s/ THOMAS R. KMAK Thomas R. Kmak	Vice President and Controller (Principal Accounting Officer)	December 18, 2001

II–5

EXHIBIT INDEX

Exhibit No.	Description
4.1	2001 Magnetek, Inc. Employee Stock Purchase Plan (previously filed with the Company's 2001 proxy statement filed on October 1, 2001 and incorporated herein by this reference).
4.2	1999 Stock Incentive Plan of the Company (the "1999 Plan")(previously filed with Form 10-Q/A for quarter ended September 30, 1999 and incorporated herein by this reference).
4.3
Standard Terms and Conditions Relating to Non-Qualified Stock Options, effective as of October 19, 1999, pertaining to the 1999 Plan and the 2000 Employee Stock Plan of the Company (previously filed with Form 10-Q/A for quarter ended September 30, 1999 and incorporated herein by this reference).
4.4
Form of Rights Agreement dated as of March 4, 1997 by and between the Company and The Bank of New York, as Rights Agent, as amended and restated as of February 2, 2000 (previously filed with Form 8A/A dated March 7, 2000 and incorporated herein by this reference).
4.5
Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on November 21, 1989 (previously filed with the Registration Statement on Form S-3 filed on August 1, 1991, Commission File No. 33-41854, and incorporated herein by this reference).
4.6	By-laws of the Company, as amended and restated (previously filed with Form 10-K for Fiscal Year ended July 2, 1995 and incorporated herein by this reference).
4.7	Specimen Common Stock Certificate (previously filed with Amendment No. 1 to Registration Statement filed on May 10, 1989 and incorporated herein by this reference).
5	Opinion of Tina D. McKnight, Esq.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Tina D. McKnight, Esq. (included in Exhibit 5).
24	Power of Attorney (included on Signature Pages).

II–6

QuickLinks

EXPLANATORY NOTE
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATED DOCUMENTS
THE COMPANY
SELLING STOCKHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
INTERESTS OF NAMED EXPERTS AND COUNSEL
ANNEX I
PART I INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX